Exhibit 10.1

WARRANT AND DEBENTURES PURCHASE AGREEMENT

Dated as of March 30, 2012

between

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

and

ALLIANZ SE

WARRANT AND DEBENTURES PURCHASE AGREEMENT, dated as of March 30, 2012 (this “Agreement”), between The Hartford Financial Services Group, Inc., a Delaware corporation (the “Purchaser”), and Allianz SE, a European company incorporated in the Federal Republic of Germany and the European Union (the “Sellers’ Representative,” and together with the Warrant Seller and the Debenture Sellers, the “Sellers”). Certain terms used in this Agreement are defined in Section 5.4.

W I T N E S S E T H:

WHEREAS, the Sellers’ Representative desires to cause the Sellers to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Warrants and the Debentures.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE WARRANTS AND THE DEBENTURES

1.1 Purchase and Sale of the Warrants. Upon the terms set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, the Purchaser hereby agrees to purchase from the Warrant Seller, and the Sellers’ Representative hereby agrees to cause the Warrant Seller to sell to the Purchaser, the Warrants (the “Warrant Sale”).

1.2 Purchase and Sale of the Debentures. Upon the terms set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, the Purchaser hereby agrees to purchase, and the Sellers’ Representative agrees to, or to cause any Affiliate which may hold Debentures as of the Closing Date for such sale (each seller of Debentures, a “Debenture Seller”) to, sell to the Purchaser, the Debentures (the “Debenture Sale,” and, together with the Warrant Sale, the “Sales”).

1.3 Closings.

(a) The closings of the Sales shall occur on Tuesday, April 17, 2012 (the “First Closing Date”);

(b) Notwithstanding Section 1.3(a), the Purchaser shall have the right in its sole discretion to defer the closing of the Debenture Sale by notice delivered to the Sellers’ Representative no later than 5:00 PM, New York City time, on Friday, April 13, 2012. In the event of such a deferral, the Purchaser shall have the right to select the deferred date for the closing of the Debenture Sale (the “Second Closing Date”), which shall be a Business Day occurring on or before the End Date, or, if the End Date has passed and this Agreement has not been terminated, on such other Business Day as the Purchaser may select in accordance with this Section 1.3(b); provided, however, that this shall not limit the right of the Sellers’ Representative to terminate this Agreement in accordance with Section 4.1(b). The Purchaser shall provide the Sellers’ Representative with written notice of its selection of the Second Closing Date no later than 5:00 PM, New York City time, on the third Business Day before the Second Closing Date; and

(c) The closings of the Sales shall take place at 9:30 AM on the relevant Closing Date(s) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

1.4 Deliveries by Sellers’ Representative Relating to the Warrant Sale. On the First Closing Date, the Sellers’ Representative shall deliver, or cause to be delivered, to the Purchaser a certificate representing each Warrant to be sold hereby.

1.5 Deliveries by the Purchaser Relating to the Warrant Sale. On the First Closing Date, the Purchaser shall deliver or cause to be delivered US$300,000,000 (three hundred million U.S. dollars), representing the purchase price for the Warrants, by wire transfer of immediately available funds to an account or accounts designated in accordance with Section 1.7(c) hereof.

1.6 Deliveries by the Sellers’ Representative Relating to the Debenture Sale. On the First Closing Date (or, if the closing of the Debenture Sale has been deferred in accordance with Section 1.3(b), the Second Closing Date) the Sellers’ Representative shall cause the beneficial interest in the global certificates representing the Debentures to be credited to the account or accounts of the Purchaser designated by the Purchaser at least two (2) Business Days in advance of the relevant Closing Date against payment pursuant to Section 1.7 below.

1.7 Deliveries by the Purchaser Relating to the Debenture Sale.

(a) On the First Closing Date, the Purchaser shall deliver, or cause to be delivered, in consideration for the undertakings set forth in Section 1.2 and the right conferred on the Purchaser in Section 1.3(b), US$50,000,000 (fifty million U.S. dollars) to an account or accounts designated in accordance with Section 1.7(c) hereof.

(b) Also on the First Closing Date (or, if the closing of the Debenture Sale has been deferred in accordance with Section 1.3(b), the Second Closing Date), the Purchaser shall deliver, or cause to be delivered, US$2,075,000,000 (two billion seventy-five million U.S. dollars), plus an amount equal to the accrued but unpaid interest on the Debentures to but excluding such Closing Date, by wire transfer of immediately available funds to an account or accounts designated in accordance with Section 1.7(c) hereof. Moreover, if there is a Second Closing Date, the Purchaser shall also deliver on that Closing Date additional interest in respect of the Debentures equal to the interest that would accrue at the rate of 10% per annum (actual/366 day basis) on US$325,000,000 (three hundred twenty-five million U.S. Dollars) over the period from and including the First Closing Date to but excluding the Second Closing Date.

(c) Payments pursuant to Section 1.5 hereof, this Section 1.7 and Section 4.3 hereof shall in each case be made to such account or accounts as shall be notified to the Purchaser by the Sellers’ Representative at least two (2) Business Days in advance of the relevant payment.

1.8 Bills of Sale. On any Closing Date, the Purchaser, the Sellers’ Representative and the relevant Sellers shall document the relevant Sales by entering into bills of sale substantially in the form set forth in Annex III.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Seller. The Sellers’ Representative makes for the benefit of the Purchaser, as of the date of this Agreement, the First Closing Date and, if applicable, the Second Closing Date (except to the extent made only as of a specified date, in which case as of such date), the representations and warranties set forth in Annex I.

2.2 Representations and Warranties of the Purchaser. The Purchaser makes for the benefit of the Sellers’ Representative, as of the date of this Agreement, the First Closing Date and, if applicable, the Second Closing Date (except to the extent made only as of a specified date, in which case as of such date), the representations and warranties set forth in Annex II.

ARTICLE III

ADDITIONAL AGREEMENTS OF THE PARTIES

3.1 Cooperation; Further Assurances. The Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable law to consummate the Warrant Sale on the First Closing Date and the Debenture Sale on the First Closing Date or, with respect to the Debenture Sale (subject to the rights of the Purchaser under Article IV), as promptly thereafter as reasonably practicable. Without limiting the foregoing, but subject to the rights of the Purchaser under Article IV:

(a) The Purchaser will use its commercially reasonable efforts to cause the Replacement Capital Requirement to be satisfied as soon as practicable following the date hereof;

(b) Insofar as relevant, and subject to applicable law and regulation (including fiduciary obligations), the Sellers’ Representative will consent, and will use its commercially reasonable efforts to cause its relevant controlled Affiliates to consent, to the waiver, amendment or termination of the Replacement Capital Covenant relating to the Debentures; provided, however, that (i) the Sellers’ Representative shall have no obligation to consent to or use commercially reasonable efforts to cause such Affiliates to consent to any Consent Solicitation in respect of any Covered Debt with regard to which its Affiliates do not have discretionary voting authority and (ii) the Sellers’ Representative and its Affiliates’ ability to vote with respect to any other matter (whether or not included in the same consent solicitation) will not be restricted by this Section 3.1(b);

(c) The parties agree to execute and deliver such other documents, instruments of transfer or assignment and records and do all such further acts and things as may be reasonably necessary or desirable to carry out and give effect to the transactions contemplated hereunder; and

(d) The Purchaser and the Sellers’ Representative will keep each other informed with respect to the matters set forth in this Section 3.1, and the Purchaser shall notify the Sellers’ Representative in writing within one (1) Business Day of achieving the satisfaction of the Replacement Capital Requirement.

3.2 Public Announcements. Subject to each party’s disclosure obligations imposed by law or the applicable rules of any stock exchange, the parties will cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, the transactions contemplated by this Agreement, or any other document related to the transactions contemplated by this Agreement and neither party will make any such news release or public disclosure without first consulting with the other party hereto. Promptly following the execution of this Agreement, the Purchaser expects to issue a mutually agreeable press release announcing certain terms of this Agreement.

3.3 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, the Purchaser and the Sellers’ Representative shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV

TERMINATION

4.1 Termination. This Agreement may be terminated:

(a) Consent. By the mutual written consent of the Sellers’ Representative and the Purchaser;

(b) Delay. By either the Sellers’ Representative or the Purchaser if the closing of the purchase of the Debentures has not occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 4.1(b) shall not be available to any party hereto whose failure to take any action required to fulfill any of such party’s obligations under this Agreement has materially contributed to or resulted in the failure of such closing to occur on or before the End Date; and

(c) After the First Closing Date. By the Purchaser, in its sole discretion with or without reason, and without liability, payment or penalty other than as expressly provided in Section 4.3, at any time after the First Closing Date.

4.2 Notice of Termination. If the Sellers’ Representative or the Purchaser desires to terminate this Agreement pursuant to Section 4.1, it shall give written notice of such termination to the other party.

4.3 Effects of Termination. Upon a termination of this Agreement in accordance with Section 4.1, each party’s further rights and obligations hereunder, shall terminate, but, except as otherwise provided in this Section, such termination shall not affect any rights or obligations of a party which may have accrued prior to such termination. For the avoidance of doubt, the parties agree that (a) the termination of this Agreement after the First Closing Date in accordance with Section 4.1 of this Agreement shall not cause the Warrant Sale to be unwound or the amount paid pursuant to Section 1.7(a) to be repaid, and (b) upon the termination of this Agreement pursuant to Section 4.1(c), (i) neither the Purchaser nor the Seller shall have any liability under Article I in respect of the Debenture Sale or under Article III in respect of matters other than the Warrant Sale and (ii) neither the Purchaser nor any Seller shall have any obligation to proceed with the Debenture Sale. Notwithstanding the foregoing, if the Purchaser terminates this Agreement pursuant to Section 4.1(c), or if the Purchaser fails to designate a Second Closing Date before the End Date and the Sellers’ Representative terminates this Agreement pursuant to Section 4.1(b), the Purchaser shall pay to an account or accounts designated in accordance with Section 1.7(c) additional interest in respect of the Debentures equal to the amount of interest that would accrue on US$325,000,000 (three hundred twenty-five million U.S. dollars) at the rate of 10% per annum. (actual/366 day basis) from and including the First Closing Date, to but excluding the date upon which the notice of termination is delivered.

4.4 Additional Rights and Remedies. The parties acknowledge and agree that, except as expressly provided in this Article IV, nothing in this Article IV shall prejudice or limit any rights or remedies which may otherwise be available to the Sellers’ Representative or the Purchaser under this Agreement or pursuant to applicable law, including the right to claim damages or seek specific performance.

ARTICLE V

MISCELLANEOUS

5.1 Investment Agreement. The provisions of Sections 6.1 through 6.6, 6.8, 6.10 and 6.11 of the Investment Agreement (as defined below) shall be incorporated herein, mutatis mutandis, except that (a) copies of notices sent to Cleary Gottlieb Steen & Hamilton LLP shall be addressed to the attention of Craig B. Brod, rather than Victor I. Lewkow, and (b) the Purchaser may elect to provide the notice of a deferral of closing in accordance with Section 1.3(b) by means of an e-mail message sent to any of one or more e-mail addresses which the Sellers’ Representative shall furnish to the Purchaser within five (5) Business Days of the date of this Agreement, with the sending of such e-mail message deemed to be delivery.

5.2 Entire Agreement. This Agreement, together with the consent of the Sellers’ Representative delivered on the date hereof to the Purchaser in connection with the transactions contemplated hereby, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the sale and purchase of the Warrants and Debentures described herein. For the avoidance of doubt, other than as expressly set forth herein, this Agreement shall not constitute a waiver, amendment or modification of any Transaction Document.

5.3 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void.

5.4 Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Investment Agreement, dated October 17, 2008 between the Purchaser and Allianz SE, as amended from time to time (the “Investment Agreement”). For purposes of this Agreement, the following terms have the meanings set forth below:

(i) “Business Day” means a day on which banking institutions in The City of New York are not authorized or obligated by law to be closed for banking business.

(ii) “Closing” means the First Closing or the Second Closing, as the case may be.

(iii) “Closing Date” means the First Closing Date or the Second Closing Date, as the case may be.

(iv) “Consent Solicitation” means a consent solicitation by the Purchaser for the waiver, amendment or termination of the Replacement Capital Covenant relating to the Debentures.

(v) “Covered Debt” has the meaning ascribed in the Replacement Capital Covenant.

(vi) “Debenture” or “Debentures” means $1.75 billion aggregate principal amount of the Purchaser’s 10% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068, issued pursuant to the Junior Subordinated Indenture, dated as of June 6, 2008, as amended and supplemented by the Second Supplemental Indenture, dated as of October 17, 2008, each between the Purchaser and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee.

(vii) “End Date” means June 30, 2012, or if such day is not a Business Day, the immediately following Business Day.

(viii) “Lien” means any charges, claims, conditional sale or other title retention agreements, covenants, easements, encumbrances, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, security interests, servitudes, statutory liens, warrants, or restrictions of any kind, including restrictions on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership, other than, with respect to the Warrants and the Debentures, restrictions on transfer pursuant to applicable insurance and securities law.

(ix) “Person” means any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business or other legal entity.

(x) “Replacement Capital Covenant” means the Replacement Capital Covenant of the Purchaser, dated as of October 17, 2008.

(xi) “Replacement Capital Requirement” means the requirement that the Purchaser have (i) satisfied the provisions under Section 2 of the Replacement Capital Covenant so as to be permitted to repurchase the Debentures or (ii) received consent of the holders of at least a majority of the then outstanding principal amount of Covered Debt to amend, waive or terminate the Purchaser’s obligations under Replacement Capital Covenant.

(xii) “Warrant” means collectively (i) a warrant, issued by the Purchaser to the Warrant Seller on October 17, 2008, to purchase initially 34,806,452 shares of common stock, $0.01 par value per share, of the Purchaser (the “Common Stock”) or, in certain circumstances, 8,701,613 shares of the Purchaser’s Series B Non-Voting Contingent Convertible Preferred Stock, par value $0.01 per share, each initially convertible into four shares of Common Stock; and (ii) a warrant, issued by the Purchaser to the Warrant Seller on October 17, 2008, to purchase initially 34,308,872 shares of Common Stock or, in certain circumstances, 8,577,218 shares of the Purchaser’s Series C Non-Voting Contingent Convertible Preferred Stock, par value $0.01 per share, each initially convertible into four shares of Common Stock.

(xiii) “Warrant Seller” means Allianz Finance II Luxembourg S.a.r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg, having a share capital of EUR 173,711,148.60 and being registered with the Luxembourg trade and companies register (registre de commerce et des sociétés Luxembourg) under number B.128.975.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

The Hartford Financial Services Group, Inc.

By:	/s/ Liam E. McGee
Name:	Liam E. McGee
Title:	Chairman, President and Chief Executive Officer

Allianz SE

By:	/s/ Paul Achleitner
Name:	Dr. Paul Achleitner
Title:	Member of the Board of Management

By:	/s/ Stephan Theissing
Name:	Stephan Theissing
Title:	Group Treasurer

[Signature Page for Warrant and Debentures Purchase Agreement]

Annex I: Representations and Warranties of Sellers’ Representative

(a) Organization and Authority. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to result in a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”). Each Seller has the corporate or other power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization, Enforceability. The Sellers’ Representative has the corporate or other power and authority to execute and deliver this Agreement and to carry out its obligations hereunder (which includes, where applicable, the sale of the Warrants and the Debentures). The execution, delivery and performance of this Agreement by the Sellers’ Representative, and the consummation by the Sellers of the transactions contemplated by this Agreement, are duly authorized by all necessary company action on the part of the Sellers’ Representative or the Sellers (including, to the extent required, any necessary shareholder or other owner action), and no further company approval or authorization is required on the part of the Sellers’ Representative, any Seller or any other party for such authorization to be effective. This Agreement has been duly and validly executed and delivered by the Sellers’ Representative and (assuming due authorization, execution and delivery by the Purchaser) is a valid and binding obligation of the Sellers’ Representative enforceable against the Sellers’ Representative in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) Title to Warrants. The Warrant Seller has good and valid title to the Warrants free and clear of all Liens, and upon the delivery of and payment for the Warrants at the First Closing as provided for in this Agreement, the Purchaser will acquire good and valid title to the Warrants, free and clear of any Liens, other than any Lien created by the Purchaser.

(d) Title to Debentures. On the Closing Date for the Debenture Sale, the Debenture Sellers will have good and valid title to the Debentures free and clear of all Liens, and upon the delivery of and payment for the Debentures at such Closing as provided for in this Agreement, the Purchaser will acquire good and valid title to the Debentures, free and clear of any Liens, other than any Lien created by the Purchaser.

(e) Non-Contravention. Neither the execution, delivery and performance by the Sellers’ Representative of this Agreement nor the consummation by the Sellers of the transactions contemplated hereby, nor compliance by the Sellers’ Representative with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation, of any Lien upon

ANNEX I - Page 1

any of the properties or assets of the Sellers’ Representative or any other Seller under any of the terms, conditions or provisions of (A) the certificate of incorporation, charter, bylaws or other governing instruments of any Seller or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which a Seller is a party or by which it may be bound, or to which a Seller or any of the properties or assets of a Seller may be subject, or (ii) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to a Seller or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a Seller Material Adverse Effect.

(f) Consents and Approvals. No notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by any Seller in connection with the consummation by the Sellers of the transactions contemplated by this Agreement other than (i) for the avoidance of doubt, any regulatory approvals required to be made or obtained by any of the Sellers on behalf of the Purchaser and (ii) any notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have a Seller Material Adverse Effect.

(g) Solvency. In the case of each of the Sellers (other than Sellers licensed as insurers or reinsurers), at the date hereof and immediately following the completion of the transactions contemplated hereby (i) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they become due in the normal course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. In the case of any Sellers that are licensed as insurers or reinsurers, such Sellers (A) are in compliance with all applicable insurance regulatory minimum capital or surplus requirements; (B) have not become subject to any “Company Action Level” pursuant to applicable risk-based capital guidelines, and have not received notice of any pending action that would result in their becoming so subject; (C) have not taken any steps towards commencing, and have not received notice any actions taken by relevant regulatory authorities to commence, any rehabilitation, delinquency or insolvency proceedings under applicable insurance laws in any applicable jurisdiction; (D) their assets exceed their respective total reserves, all as computed in accordance with applicable statutory accounting principles applied consistently with past practice; and (E) they have sufficient financial resources to pay their policy liabilities and other obligations as the foregoing become due in the ordinary course of business.

ANNEX I - Page 2

Annex II: Representations and Warranties of the Purchaser

(a) Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement (a “Purchaser Material Adverse Effect”). The Purchaser has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization, Enforceability. The Purchaser has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder (which includes the purchase of the Warrants and the Debentures). The execution, delivery and performance by the Purchaser of this Agreement is, and the consummation by the Purchaser of the transactions contemplated by this Agreement, are, duly authorized by all necessary corporate action on the part of the Purchaser (including, to the extent required, any necessary shareholder action), and no further corporate approval or authorization is required on the part of the Purchaser or any other party for such authorization to be effective. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers’ Representative) is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) Non-Contravention. Neither the execution, delivery and performance by the Purchaser of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of the Purchaser or any “significant subsidiary” (“Significant Subsidiary”) within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended, under any of the terms, conditions or provisions of (A) the Purchaser’s Amended and Restated Certificate of Incorporation (as amended by Certificate of Designations with respect to 7.25% Mandatory Convertible Preferred Stock, Series F, dated March 23, 2010, and the Certificate of Elimination of the Series A Participating Cumulative Preferred Stock, Series D Non-Voting Contingent Convertible Preferred Stock and Fixed Rate Cumulative Perpetual Preferred Stock, Series E, dated April 26, 2010) or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Significant Subsidiary or (B) assuming, with respect to the Debenture Sale, the satisfaction of the Replacement Capital Requirement, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser or any Significant

ANNEX II - Page 1

Subsidiary is a party or by which it or any Significant Subsidiary may be bound, or to which the Purchaser or any Significant Subsidiary or any of the properties or assets of the Purchaser or any Significant Subsidiary may be subject, or (ii) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any Significant Subsidiary or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a Purchaser Material Adverse Effect.

(d) Consents and Approvals. No notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by the Purchaser in connection with the consummation by Purchaser of the transactions contemplated by this Agreement, except for (i) notices to insurance regulatory agencies of the applicable states which have been made or will be made prior to a relevant Closing Date, (ii) such notices or filings as may be required under the rules of the Luxembourg Stock Exchange with regard to the Debentures, (iii) for the avoidance of doubt, any regulatory approvals required to be made or obtained by Purchaser or its subsidiaries on behalf of a Seller, and (iv) any notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have a Purchaser Material Adverse Effect.

(e) Solvency. In the case of the Purchaser and its Significant Subsidiaries (other than Significant Subsidiaries licensed as insurers or reinsurers), at the date hereof and immediately following the completion of the transactions contemplated hereby (i) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they become due in the normal course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. In the case of any Significant Subsidiaries that are licensed as insurers or reinsurers, such Significant Subsidiaries (A) are in compliance with all applicable insurance regulatory minimum capital or surplus requirements; (B) have not become subject to any “Company Action Level” pursuant to applicable risk-based capital guidelines, and have not received notice of any pending action that would result in their becoming so subject; (C) have not taken any steps towards commencing, and have not received notice any actions taken by relevant regulatory authorities to commence, any rehabilitation, delinquency or insolvency proceedings under applicable insurance laws in any applicable jurisdiction; (D) their assets exceed their respective total reserves, all as computed in accordance with applicable statutory accounting principles applied consistently with past practice; and (E) they have sufficient financial resources to pay their policy liabilities and other obligations as the foregoing become due in the ordinary course of business.

ANNEX II - Page 2

Annex III – Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is entered into as of [—], 2012 by and among [Warrant Seller or Debenture Seller], a [jurisdiction][type of organization – LLC, corporation] (the “Seller”), [Allianz SE, a European company incorporated in the Federal Republic of Germany and the European Union (the “Sellers’ Representative”)] and The Hartford Financial Services Group, Inc., a Delaware corporation (the “Purchaser”), pursuant to the Warrant and Debentures Purchase Agreement (the “Purchase Agreement”), dated as of March [30], 2012, by and between the Purchaser and the Sellers’ Representative, on behalf of the Sellers. Capitalized terms used but not defined herein shall have the respective meanings for such terms set forth in the Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Sale of Assets. By this Bill of Sale, and subject to the terms of the Purchase Agreement, (i) the Seller does hereby sell, assign, convey, transfer and deliver to the Purchaser all of its right, title and interest in and to all [Warrants][Debentures] held by the Seller, as listed on Annex A (the “Assets”), free and clear of all Liens (other than any Lien created by the Purchaser), and (ii) the Purchaser does hereby purchase and accept from the Seller all of the Seller’s right, title and interest in and to the Assets. The Seller acknowledges receipt, by itself or by the Sellers’ Representative on the Seller’s behalf, of the receipt of due and adequate consideration for the Assets.

2. Terms of the Purchase Agreement. This Bill of Sale is proof of this sale and of the receipt of the Assets listed herein and consideration therefor. Nothing contained in this Bill of Sale shall be deemed to modify, limit, extend, add to or amend any obligation of any party under the Purchase Agreement. In the event of any conflict or inconsistency between the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3. Parties in Interest. This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and permitted assigns. Nothing in this Bill of Sale shall create or be deemed to create any third party beneficiary rights in any Person not party to this Bill of Sale or to confer any rights or remedies upon any Person other than the parties hereto.

4. Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

5. GOVERNING LAW. THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

[Signature page follows]

ANNEX III - Page 1

IN WITNESS WHEREOF, the Parties hereto have caused this Bill of Sale to be executed by their duly authorized representatives as of the date first written above.

The Hartford Financial Services Group, Inc., as Purchaser

By:
Name:
Title:

[Seller], as Seller

By:
Name:
Title:

[Allianz SE, as Sellers’ Representative

By:
Name:
Title:

By:
Name:
Title:]

ANNEX III - Page 2

Annex A

Debenture Seller/Warrant Seller	[Outstanding Amount of Debentures]/[Warrants]

ANNEX III - Page 3